Exhibit 10.1

THE NORTH AMERICAN COAL CORPORATION
EXCESS RETIREMENT PLAN
(AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2020)

THE NORTH AMERICAN COAL CORPORATION
EXCESS RETIREMENT PLAN

The North American Coal Corporation (the “Company”) does hereby adopt this amended and restated Excess Retirement Plan, effective January 1, 2020.

ARTICLE I.
INTRODUCTION

Section 1.01    Effective Date. The Plan was originally effective January 1, 2008. The effective date of this amendment and restatement is January 1, 2020.

Section 1.02    Purpose of the Plan. The purpose of this Plan is to provide for certain Employees the benefits they would have received under the Savings Plan but for (a) the limitations imposed under Code Sections 402(g), 401(a)(17), 401(k)(3), 401(m) and 415, (b) the deferral of Compensation under this Plan or (c) the limitations that apply to the benefits payable to certain Highly Compensated Employees.

Section 1.03    Governing Law. This Plan shall be regulated, construed and administered under the laws of the State of Texas, except when preempted by federal law.

Section 1.04    Gender and Number. For purposes of interpreting the provisions of this Plan, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.

Section 1.05    Status of Plan. This document is classified as a single “plan” for purposes of recordkeeping, the Code and the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is intended to be an unfunded plan that provides benefits to a select group of management and highly compensated employees.

Section 1.06    Application of Code Section 409A. The Plan is intended to be exempt from the requirements of Code Section 409A.

ARTICLE II.
DEFINITIONS

Except as otherwise provided in this Plan, terms defined in the Savings Plan as they may be amended from time to time shall have the same meanings when used herein, unless a different meaning is clearly required by the context of this Plan. In addition, the following words and phrases shall have the following respective meanings for purposes of this Plan.

Section 2.01    Account shall mean the record maintained in accordance with Section 3.05 by the Employer as the sum of the Participant’s Excess Retirement Benefits hereunder. The Participant’s Account shall be further divided into the Sub-Accounts described in Article III.

Section 2.02    Beneficiary shall mean the person or persons designated by the Participant as his Beneficiary under this Plan, in accordance with the provisions of Article VII hereof.

Section 2.03    Benefits Committee shall mean the NACCO Industries, Inc. Benefits Committee.

Section 2.04    Company shall mean The North American Coal Corporation or any entity that succeeds The North American Coal Corporation by merger, reorganization or otherwise.

Section 2.05    Compensation shall mean all compensation paid to an Employee by an Employer for a Plan Year, or which would have been paid to such Employee had he not signed a compensation deferral agreement which satisfies the requirements of Code Sections 401(k), 125 or 129, which is required to be reported on a Form W 2 (or which would have been subject to such reporting if the Employee had not signed a compensation deferral agreement), including the amount of compensation deferred by the Participant under this Plan, and excluding (i) severance payments, (ii) imputed income, (iii) payments from any non-qualified deferred compensation plan, (iv) relocation allowances (including, without limitation, cost-of-living adjustments and similar payments), (v) foreign service premiums, (vi) taxable tuition reimbursements, (vii) taxable “flex dollars” and (viii) any taxable awards under any employee incentive or bonus plan or program (or any tax gross-up payments thereunder).

Section 2.06    Compensation Committee shall mean the Compensation Committee of the Board of Directors of the Company.

Section 2.07    Employer shall mean the Company and any other Controlled Group Member that adopts the Savings Plan.

Section 2.08    Excess Retirement Benefit or Benefit shall mean an Excess Profit Sharing Benefit, an Excess 401(k) Benefit or an Excess Matching Benefit (all as described in Article III) that is payable to or with respect to a Participant under this Plan.

Section 2.09    Fixed Income Fund shall mean the Vanguard Retirement Savings Trust III investment fund under the Savings Plan or any equivalent fixed income fund thereunder which is designated by the NACCO Industries, Inc. Retirement Funds Investment Committee as the successor thereto.

Section 2.10    NACCO shall mean NACCO Industries, Inc.

Section 2.11    Participant shall mean an employee of an Employer who is eligible to participate in this Plan for the Plan Year. The Compensation Committee has full discretion to determine which employees are eligible, except that an individual must be an employee on the first day of the Plan Year in order to be a Participant for that Plan Year. The following employees will be eligible unless the Compensation Committee decides otherwise:

(a)    For purposes of Sections 3.01 and 3.02 of the Plan, the term “Participant” means an Employee of an Employer who is a Participant in the Savings Plan (i) who is unable to make all of the Before-Tax and/or Roth Contributions that he has elected to make to the Savings Plan, or is unable to receive the maximum amount of Matching Contributions under the Savings Plan because of the limitations of Code Section 402(g), 401(a)(17), 401(k)(3), 401(m) or 415 or as a result of his deferral of Compensation under this Plan; (ii) who is in Salary Grade 12 or above; and (iii) whose total compensation from the Controlled Group for the year in which a deferral election is required is at least $140,000.

(b)    For purposes of Section 3.03 of the Plan, the term “Participant” means an Employee of an Employer whose Profit Sharing Contribution under the Savings Plan (i) is limited by the application of Code Section 401(a)(17) or 415, (ii) is reduced due to his deferral of Compensation under this Plan or (iii) is limited by the terms of the Savings Plan that apply to Highly Compensated Employees (if any).

(c)    The term “Participant” shall also include any other person who has an Account balance hereunder.

Section 2.12    Plan shall mean The North American Coal Corporation Excess Retirement Plan, as herein set forth or as duly amended.

Section 2.13    Plan Administrator shall mean the Administrative Committee appointed under the Savings Plan.

Section 2.14    Plan Year shall mean the calendar year.

Section 2.15    Savings Plan shall mean The North American Coal Corporation Retirement Savings Plan (or any successor plan).

Section 2.16    Valuation Date shall mean the last business day of each calendar quarter and any other date chosen by the Plan Administrator.

ARTICLE III.
EXCESS RETIREMENT BENEFITS - CALCULATION OF AMOUNT

Section 3.01    Excess 401(k) Benefits.

(a)    Amount of Excess 401(k) Benefits. Each Participant may, on or prior to December 31, by completing an approved deferral election form, direct his Employer to reduce his Compensation for the next Plan Year by an amount equal to the difference between (i) a specified percentage, in 1% increments, with a maximum of 25%, of his Compensation for the Plan Year, and (ii) the maximum Before-Tax and/or Roth Contributions actually permitted to be contributed for him to the Savings Plan for such Plan Year by reason of the application of the limitations under Code Sections 402(g), 401(a)(17), 401(k)(3) and 415. All amounts deferred under this Section shall be referred to herein collectively as the “Excess 401(k) Benefits.”

(b)    Consequences of Deferral Election. Any direction by a Participant to defer Compensation under Subsection (a) shall be effective with respect to Compensation otherwise payable to the Participant during the Plan Year for which the deferral election form is effective, and the Participant shall not be eligible to receive such Compensation. Instead, such amounts shall be credited to the Participant’s Excess 401(k) Sub-Account hereunder. Any such direction shall be irrevocable with respect to Compensation earned for such Plan Year, but shall have no effect on Compensation that is earned in subsequent Plan Years. A new deferral election will be required for each Plan Year.

Section 3.02    Excess Matching Benefits. Once a Participant is prevented from receiving a matching contribution under the Savings Plan because of the limitations imposed under Code Section 401(a)(17), the Participant shall have credited to his Excess Matching Sub-Account an amount equal to the matching contribution rate for which the Participant is otherwise eligible under the Savings Plan multiplied by his Compensation in excess of the Code Section 401(a)(17) limit (the “Excess Matching Benefits”).

Section 3.03    Excess Profit Sharing Benefits. Each Employer shall credit to a Sub-Account (the “Excess Profit Sharing Sub-Account”) established for each Participant who is an Employee of such Employer, an amount equal to the excess, if any, of (i) the amount of the Employer’s Profit Sharing Contribution that would have been made to the Savings Plan on behalf of the Participant for a Plan Year if (1) such Plan did not contain the limitations imposed under Code Sections 401(a)(17) and 415 or any limits on the Profit Sharing Contributions provided to Highly Compensated Employees and (2) the term “Compensation” (as defined in Section 2.05 hereof) were used for purposes of determining the amount of Profit Sharing Contributions under the Savings Plan, over (ii) the amount of the Employer’s Profit Sharing Contribution that is actually made to the Savings Plan on behalf of the Participant for such Plan Year (the “Excess Profit Sharing Benefits”).

Section 3.04    Participants’ Accounts. Each Employer shall establish and maintain on its books for each Participant who is an Employee of such Employer an Account which shall contain the following entries:

(a)    Credits to the Excess 401(k) Sub-Account for the Excess 401(k) Benefits described in Section 3.01, which shall be credited to the Sub-Account when a Participant is prevented from making a Before-Tax and/or Roth Contribution under the Savings Plan;

(b)    Credits to an Excess Matching Sub-Account for the Excess Matching Benefits described in Section 3.02, which shall be credited to the Sub-Account when a Participant is prevented from receiving Matching Contributions under the Savings Plan;

(c)    Credits to an Excess Profit Sharing Sub-Account for the Excess Profit Sharing Benefits described in Section 3.03, which shall be credited to the Sub-Account on the earlier of (i) the date the Profit Sharing Contributions are otherwise credited to Participants’ accounts under the Savings Plan, or (ii) within 2 ½ months after the close of the Plan Year in which such benefits were earned;

(d)    Credits to all Sub-Accounts for the earnings and the uplift described in Article IV; and

(e)    Debits for any distributions made from the Sub-Accounts.

Section 3.05    Statements. Participants shall be provided with statements of their Account balances at least once each Plan Year.

ARTICLE IV.
EARNINGS/UPLIFT

Section 4.01    Amount of Earnings. Subject to Section 4.03, at the end of each calendar month during a Plan Year, the Excess 401(k) Sub-Account and the Excess Matching Sub-Account of each Participant shall be credited with an amount determined by multiplying such Participant’s average Sub-Account balance during such month by the blended rate earned during such month by the Fixed Income Fund. However, no earnings shall be credited for the month in which a Participant receives a distribution from his Sub-Account.

Section 4.02    Uplift on Plan Payments. In addition to the earnings described in Section 4.01, the following amounts for any Participant shall be increased by 15% as of the last day of the month prior to the payment date.

(a)    The balance of the Excess Matching Sub-Account.

(b)    The balance of the Excess Profit Sharing Sub-Account.

(c)    The balance of the Excess 401(k) Sub-Account, multiplied by a fraction:

(i)    If the Participant’s deferral rate was 5% or less, the fraction is 1.00.

(ii)    If the Participant’s deferral rate was 6% or greater, the numerator of the fraction is 5%, and the denominator is the Participant’s deferral rate.

Section 4.03    Changes/Limitations.

(a)    The Company (with the approval or ratification of the Compensation Committee) may change (or suspend) (i) the earnings rate credited on Accounts and/or (ii) the amount of the uplift under the Plan at any time.

(b)    Notwithstanding any provision of the Plan to the contrary, in no event will earnings on Accounts for a Plan Year (excluding the uplift described in Section 4.02) be credited at a rate which exceeds 14%.

ARTICLE V.
VESTING

Section 5.01    Vesting A Participant shall always be 100% vested in the amounts credited to his Account hereunder.

ARTICLE VI.
TIME AND FORM OF PAYMENT

Section 6.01    Time and Form of Payment. All amounts credited to a Participant’s Sub-Accounts for each Plan Year (including the Excess Profit Sharing Benefits, earnings and the uplift that are credited after the end of a Plan Year) shall automatically be paid to the Participant (or his Beneficiary in the event of his death) in the form of a single lump sum payment no later than March 15th of the immediately following Plan Year.

Section 6.02    Delayed Payments due to Solvency Issues. Notwithstanding any provision of the Plan to the contrary, an Employer shall not be required to make any payment hereunder to any Participant or Beneficiary if the making of the payment would jeopardize the ability of the Employer to continue as a going concern; provided that any missed payment is made during the first calendar year in which the funds of the Employer are sufficient to make the payment without jeopardizing the going concern status of the Employer.

Section 6.03    Liability for Payment/Expenses. The Employer by which the Participant was last employed prior to his payment date under the Plan shall process and pay all Excess Retirement Benefits hereunder to or on behalf of such Participant, but such Employer’s liability shall be limited to its proportionate share of such amount, as hereinafter provided. If the Excess Retirement Benefits payable to or on behalf of a Participant are based on the Participant’s employment with more than one Employer, the liability for such Benefits shall be shared by all such Employers (by reimbursement to the Employer making such payment) as may be agreed to among them in good faith (taking into consideration the Participant’s service and Compensation paid by each such Employer) and as will permit the deduction (for purposes of federal income tax) by each such Employer of its portion of the payments made and to be made hereunder. Expenses of administering the Plan shall be paid by the Employers, as directed by the Company.

Section 6.04    Withholding/Taxes. To the extent required by applicable law, the Employers shall withhold from the Excess Retirement Benefits hereunder any income, employment or other taxes required to be withheld there from by any government or government agency.

ARTICLE VII.
BENEFICIARIES

Section 7.01    Beneficiary Designations. A designation of a Beneficiary hereunder may be made only by an instrument (in form acceptable to the Plan Administrator) signed by the Participant and filed with and received by the Plan Administrator prior to the Participant’s death. A single Beneficiary designation must be made for the Participant’s entire Account hereunder. In the absence of such a designation and at any other time when there is no existing Beneficiary designated hereunder, the Beneficiary of a Participant for his Excess Retirement Benefits shall be (1) his surviving spouse or, if none (2) the Participant’s estate. If two or more persons designated as a Participant’s Beneficiary are in existence with respect to a single Sub-Account, the amount of any payment to the Beneficiary under this Plan shall be divided equally among such persons unless the Participant’s designation specifically provides for a different allocation. Any change in Beneficiary shall be made by giving written notice thereof to the Plan Administrator and any change shall be effective only if received by the Plan Administrator prior to the death of the Participant.

Section 7.02    Distributions to Beneficiaries. The Excess Retirement Benefit payable to a Participant’s Beneficiary under this Plan shall be equal to the balance in the applicable Sub-Account on the date of the distribution of the Account to the Beneficiary. Excess Retirement Benefits payable to a Beneficiary shall be paid in the form of a lump sum payment on the date such Benefits would otherwise be paid to the Participant under Article VI.

ARTICLE VIII.
MISCELLANEOUS

Section 8.01    Liability of Employers. Nothing in this Plan shall constitute the creation of a trust or other fiduciary relationship between an Employer and any Participant, Beneficiary or any other person.

Section 8.02    Limitation on Rights of Participants and Beneficiaries No Lien. The Plan is designed to be an unfunded, nonqualified plan. Nothing contained herein shall be deemed to create a trust or lien in favor of any Participant or Beneficiary on any assets of an Employer. The Employers shall have no obligation to purchase any assets that do not remain subject to the claims of the creditors of the Employers for use in connection with the Plan. No Participant or Beneficiary or any other person shall have any preferred claim on, or any beneficial ownership interest in, any assets of an Employer prior to the time that such assets are paid to the Participant or Beneficiary as provided herein. Each Participant and Beneficiary shall have the status of a general unsecured creditor of his Employer.

Section 8.03    No Guarantee of Employment. Nothing in this Plan shall be construed as guaranteeing future employment to Participants. A Participant continues to be an Employee of the Employers solely at the will of the Employers subject to discharge at any time, with or without cause.

Section 8.04    Payment to Guardian. If a Benefit payable hereunder is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his property, the Plan Administrator may direct payment of such Benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Plan Administrator may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Benefit. Such distribution shall completely discharge the Employers from all liability with respect to such Benefit.

Section 8.05    Anti-Assignment/Early Payment in the Event of a QDRO.

(a)    Subject to Subsection (b), no right or interest under this Plan of any Participant or Beneficiary shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary.

(b)    Notwithstanding the foregoing, the Plan Administrator shall honor a qualified domestic relations order (“QDRO”) from a state domestic relations court which requires the payment of all or a part of a Participant’s or Beneficiary’s Account under this Plan to an “alternate payee” as defined in Code Section 414(p).

Section 8.06    Severability. If any provision of this Plan or the application thereof to any circumstance(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.

Section 8.07    Effect on other Benefits. Benefits payable to or with respect to a Participant under the Savings Plan or any other Employer-sponsored (qualified or nonqualified) plan, if any, are in addition to those provided under this Plan.

ARTICLE IX.
ADMINISTRATION OF PLAN

Section 9.01    Administration. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have the discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants, or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (i) to determine whether a person is a Participant, and (ii) to determine if a person is entitled to Excess Retirement Benefits hereunder and, if so, the amount and duration of such Benefits. The Plan Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons, subject only to the provisions of Sections 9.03 and 9.04 hereof. The Plan Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Excess Retirement Benefits, to a named administrator or administrators. Pursuant to this delegation power, the Company has appointed the Administrative Committee under the Savings Plan (as it exists from time to time) as the Plan Administrator of this Plan.

Section 9.02    Regulations. The Plan Administrator shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Plan Administrator shall, subject to the provisions of Sections 9.03 and 9.04 hereof, be final and binding on all persons.

Section 9.03    Claims and Appeals Procedures.

(a)    The Plan Administrator shall determine the rights of any person to any Excess Retirement Benefits hereunder. Any person who believes that he has not received the Excess Retirement Benefits to which he is entitled under the Plan must file a claim in writing with the Plan Administrator specifying the basis for his claim and the facts upon which he relies in making such a claim. Such a claim must be signed by the claimant or his duly authorized representative (the “Claimant”).

(b)    Whenever the Plan Administrator denies (in whole or in part) a claim for benefits under the Plan, the Plan Administrator shall transmit a written notice of such decision to the Claimant, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant within the first 90 day period). Such notice shall be written in a manner calculated to be understood by the Claimant and shall state (i) the specific reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan’s claim review procedure. and the time limits applicable thereto (including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(c)    Within 60 days after receipt of denial of a claim, the Claimant must file with the Plan Administrator a written request for a review of such claim. If such an appeal is not filed within such 60-day period, the Claimant shall be deemed to have acquiesced in the original decision of the Plan Administrator on his claim. If such an appeal is so filed within such 60 day period, a named fiduciary designated by the Plan Administrator shall conduct a full and fair review of such claim. During such review, the Claimant shall be given the opportunity to review documents that are pertinent to his claim and to submit issues and comments in writing. For this purpose, the named fiduciary shall have the same power to interpret the Plan and make findings of fact thereunder as is given to the Plan Administrator under Section 9.01 above. The named fiduciary shall mail or deliver to the Claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the Claimant prior to the commencement of such extension). Such decision (i) shall be written in a manner calculated to be understood by the Claimant, (ii) shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and (iii) shall, to the extent permitted by applicable law, be final and binding on all interested persons. In addition, the notice of adverse determination shall also include statements that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant to the Claimant’s claim for benefits and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

Section 9.04    Revocability of Action/Adjustment. Any action taken by the Plan Administrator or an Employer with respect to the rights or benefits under the Plan of any person shall be revocable by the Plan Administrator or the Employer as to payments not yet made to such person. In addition, the acceptance of any Excess Retirement Benefits under the Plan constitutes acceptance of and agreement to the Plan Administrator’s or the Employer’s making any appropriate adjustments in future payments to they payee (or to recover from such person) any excess payment or underpayment previously made to him.

Section 9.05    Amendment. The Company (with the approval or ratification of the NACCO Industries, Inc. Benefits Committee) may at any time (without the consent of an Employer) authorize the amendment of any or all of the provisions of this Plan, except that without the prior written consent of the affected Participant, no such amendment (a) may reduce the amount of any Participant’s Excess Retirement Benefit as of the date of such amendment or (b) may alter the time of payment provisions described in Article VI hereof, except for amendments (i) that are required to bring such provisions into compliance with the requirements of (or exceptions to) Code Section 409A or (ii) that accelerate the time of payment (in a manner permitted by Code Section 409A but solely with respect to those Sub-Accounts that are subject to the requirements of Code Section 409A). Any amendment shall be in the form of a written instrument executed by an officer of the Company. Subject to the foregoing provisions of this Section, such amendment shall become effective as of the date specified in such instrument or, if no such date is specified, on the date of its execution.

Section 9.06    Termination.

(a)    The Company, in its sole discretion, may terminate this Plan (or any portion thereof) at any time and for any reason whatsoever, except that, without the prior written consent of the affected Participant, no such amendment may reduce the amount of any Participant’s Excess Retirement Benefit as of the date of such amendment. Any such termination shall be expressed in the form of a written instrument executed by an officer of the Company with the approval or ratification of the Compensation Committee. Such termination shall become effective as of the date specified in such instrument or, if no such date is specified, on the date of its execution. Written notice of any termination shall be given to the Participants at a time determined by the Plan Administrator.

(b)    An Employer that withdrawals from participation in the Savings Plan shall be deemed to automatically withdraw from participation in this Plan. Any Employer (other than the Company) may elect to separately withdraw from this Plan and such withdrawal shall constitute a termination of the Plan as to such Employer. Such separate withdrawal shall be expressed in an instrument executed by an authorized officer of the terminating Employer and filed with the Company, and shall become effective as of the date designated in such instrument or, if no such date is specified, on the date of its execution. Any withdrawing Employer shall continue to be an Employer for the purposes hereof as to Participants or Beneficiaries to whom it owes obligations hereunder. If an Employer (other than the Company) ceases to be a member of the Controlled Group, unless other action is taken by the NACCO Benefits Committee, the Sub-Accounts of the Employees of such Employer shall be paid as specified in Article VI hereof.